Contact:

ImmunoCellular Therapeutics, Ltd.
Investor Relations
Jane Green
415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces Third Quarter 2013 Financial Results

Conference Call Today at 5:00 pm ET

Los Angeles, CA - November 6, 2013 - ImmunoCellular Therapeutics, Ltd. ("ImmunoCellular") (NYSE MKT: IMUC) today announced financial results for the quarter ended September 30, 2013.

For the three months ended September 30, 2013, the Company incurred a net loss of $3.8 million, or $0.07 per basic and diluted share, compared to a net loss of $600,000, or $0.02 per basic and diluted share during the quarter ended September 30, 2012. The net loss in the current quarter reflects a charge of $1.4 million related to the Company's revaluation of its warrant derivatives. During the quarter ended September 30, 2012, the Company recorded a gain of $2.8 million related to the revaluation of its warrant derivatives. For the nine months ended September 30, 2013, the Company incurred a net loss of $8.9 million, or $0.17 per basic and diluted share, compared to a net loss of $15.0 million or $0.38 per basic and diluted share. The net loss for the nine months ended September 30, 2013, reflects a charge of $2 million related to the Company's revaluation of its warrant derivatives. During the quarter ended September 30, 2012, the Company recorded a charge of $5 million related to the revaluation of its warrant derivatives.

The Company reported that its cash used in operations during the nine months ended September 30, 2013 was $6.1 million compared to $9.2 million during the same period in 2012. The decrease primarily reflects a reduction in research and development costs during 2013. During the third quarter of 2012, the Company completed its patient enrollment of its phase II trial of ICT-107. As a significant amount of patient treatment costs are incurred near the time of patient enrollment, there were significantly less patient treatment costs during the nine months ended September 30, 2013 compared to 2012. The Company continues to incur costs related to its preclinical trial of ICT-140.

During the nine months ended September 30, 2013, the Company received $4.3 million from the exercise of warrants and $4.9 million net proceeds from shares issued pursuant to its controlled equity offering. As a result of the controlled equity offering, the Company issued an aggregate of 1.8 million shares at an average per share price of $2.81 before commissions and other offering costs.

"We are pleased with our progress this year in meeting important goals around operating and positioning the company for success," said Andrew Gengos, ImmunoCellular Chief Executive Officer. "Our expectations concerning the timelines for our development programs remain as previously disclosed. Following the anticipated conclusion of the ICT-107 phase II trial this year, and the time required to analyze the data, we expect to announce top-line results in the fourth quarter of 2013 or first quarter of 2014. We continue to be optimistic that the phase II results can warrant advancing to a registration program, following appropriate discussions with the regulatory agencies. Our ICT-121 clinical trial in patients with recurrent glioblastoma is progressing, as is planning for initiation of our ICT-140 program in patients with ovarian cancer in the first quarter of 2014. We are focusing on ensuring that we have the resources and readiness to manage the maturation of our clinical pipeline, including upgrading our manufacturing processes and operational capabilities. We believe that our cancer vaccine platform has the potential to be transformative in the treatment of cancer, and to create value for all our stakeholders."

Conference Call Today

ImmunoCellular is holding a conference call and webcast today at 5:00 pm ET to discuss third quarter 2013 financial results and provide a business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL: (877) 853-5636 (toll-free)

Conference code: 88446644

REPLAY: (855) 859-2056 (toll-free)

(404) 537-3406

Conference code: 88446644

(Replay available from Wednesday, November 6, 2013 at 8:00 pm ET until Wednesday, November 13, 2013 at 11:59 pm ET.)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations, Events & Presentations section of ImmunoCellular's website at www.imuc.com. The information provided on the teleconference and webcast is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular is conducting a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular's pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the outcome and timing of the results of ICT-107, the risk that ICT-107 can be further timely and successfully developed, manufactured or commercialized as well as the timing of the phase IIa trial for ICT-140 and phase I trial for ICT-121, and that the investment in manufacturing process will be successful and enable or allow the Company the maintain the potential development timeline for ICT-107. Additional risks and uncertainties are described in IMUC's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.